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                                                                    EXHIBIT 99.3

                        CONSENT OF DR. WILLIAM H. JOYCE
                        -------------------------------

     I hereby consent to being named as a person who will become a director of The Dow Chemical Company ("Dow"), in connection with and following the consummation of the merger (the "Merger") contemplated by the Agreement and Plan of Merger, dated as of August 3, 1999, among Union Carbide Corporation, Dow and Transition Sub Inc., a wholly owned subsidiary of Dow, in the Registration Statement on Form S-4 to be filed by Dow with the Securities and Exchange Commission in connection with the Merger and any amendments thereto to which this consent has been filed as an exhibit.

                                            /s/ William H. Joyce
                                            ---------------------
                                            Dr. William H. Joyce

October 1, 1999